FOR IMMEDIATE RELEASE

Contact:    Media Relations
Hormel Foods
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Hormel Foods Appoints Jeff Ettinger to Board of Directors

AUSTIN, Minn., (March 20, 2025) — Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, announced today that Jeffrey M. Ettinger, chairman of The Hormel Foundation, has been re-appointed to the Hormel Foods Board of Directors, effective March 21, 2025. The Hormel Foundation, an unaffiliated non-profit organization with a charitable mission, beneficially owns approximately 46% of Hormel Foods outstanding common stock. Ettinger previously served on the Hormel Foods Board of Directors and spent nearly three decades with the company, retiring in 2016 after a successful tenure as president and chief executive officer.

"We are happy to welcome Jeff Ettinger back to the Hormel Foods Board of Directors,” said Bill Newlands, chairman of the Hormel Foods board. “During his tenure with the company and as chairman for our largest shareholder, Jeff has demonstrated a steadfast commitment to supporting Hormel Foods, our shareholders, and our hometown of Austin, Minnesota.” He continued, “We are proud to continue to evolve and deepen our relationship with The Hormel Foundation, which was established more than 80 years ago by company founders George A. Hormel and his son Jay, to support the vibrancy and success of Hormel Foods for generations to come.”

“Returning to the Hormel Foods Board of Directors is a privilege and honor,” Ettinger said. “I look forward to representing The Hormel Foundation and all shareholders while working with the board and management to help shape the next chapter of growth for Hormel Foods, rooted in our Austin, Minnesota, community.”

Ettinger will join the board’s Governance Committee and CEO Search Committee.

About Jeff Ettinger

Ettinger currently is chairman of The Hormel Foundation, one of Minnesota’s largest community foundations and grant makers. In this role, Ettinger oversees the distribution of millions of dollars in charitable donations to organizations in and around Austin, Minnesota, enhancing the quality of life in the community. Ettinger served as the interim president of the University of Minnesota from 2023 to 2024. Previously, he was president and chief executive officer of Hormel Foods from 2005 to 2016. He became Hormel Foods’ chief executive officer after serving in roles including corporate attorney, treasurer, and president of Jennie-O Turkey Store, Inc.

Ettinger is also an experienced independent public company director, previously serving on the boards of The Toro Company and Ecolab Inc., including serving as Ecolab’s lead director for nearly six years.

Ettinger holds a Bachelor of Arts degree and a Juris Doctor from the University of California, Los Angeles.

About Hormel Foods – Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include PLANTERS®, SKIPPY®, SPAM®, HORMEL® NATURAL CHOICE®, APPLEGATE®, JUSTIN’S®, WHOLLY®, HORMEL® BLACK LABEL®, COLUMBUS®, JENNIE-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.